UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/22/2011

Westway Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34586

Delaware	20-4755936
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

365 Canal Street, Suite 2900
New Orleans, LA 70130
(Address of principal executive offices, including zip code)

(504) 525-9741
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 22, 2011, the Class B directors of the Board of Directors of Westway Group, Inc. (the "Company") appointed Mr. Paul Chatterton as a Class B director of the Company to fill the Board seat vacated by Mr. James Jenkins on that same day, when Mr. Jenkins was appointed to a Class A director seat on the Board. Mr. Chatterton has not been named to any committee of the Board, and because Mr. Chatterton is not considered independent under the SEC or NASDAQ rules, he will not be eligible to serve on any committee with an independence requirement.

Mr. Chatterton has served as commercial director of ED&F Man Industrials since January 2011 and served as managing director of ED&F Man Biofuels from October 2007 until January 2011. Mr. Chatterton also owns shares of ED&F Man stock that he acquired through ED&F Man's employee equity incentive plans and has received a loan from ED&F Man. A wholly-owned subsidiary of ED&F Man named Agman Louisiana, Inc. owns all of the outstanding shares of the Company's Class B common stock and all of the shares of the Company's Series A Convertible Preferred Stock (although many of the latter shares are currently held in escrow pending the achievement of certain share price or earnings targets). Transactions between the Company and ED&F Man or its affiliates are discussed in the "Certain Relationships and Related Transactions" section of the Company's proxy statement filed with the SEC on May 2, 2011, which section is hereby incorporated by reference. As a result of Mr. Chatterton's relationship with ED&F Man and its affiliates, he has interests that are different from, and in addition to, the interests of the Company's other stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Westway Group, Inc.

Date: August 25, 2011	By:	/s/ Thomas A. Masilla, Jr.
Thomas A. Masilla, Jr.
Chief Financial Officer